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                                                                  EXHIBIT 23.3

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Great Western Directories, Inc.

We consent to the use of our report dated August 22, 1997, with respect to the balance sheets of Great Western Directories, Inc. as of January 31, 1996 and December 31, 1996, and the related statements of operations and cash flows for the years ended January 31, 1995 and 1996 and December 31, 1996 and the related statements of stockholders' equity for the years ended January 31, 1995 and 1996 and the eleven months ended December 31, 1996, included herein, and to the reference to our firm in the heading "Experts" in the Prospectus.

                                          /s/ Clifton Gunderson P.L.L.C.
                                          CLIFTON GUNDERSON P.L.L.C.
Amarillo, Texas
October 8, 1997